EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact: Kristen Watson
kristen.watson@sunoviaenergy.com
June 3, 2010	(941) 751-6800

Sunovia and EPIR Technologies, Inc. in Contract Dispute
Sunovia Solar System Development Compatible with III-V Solar Wafer Platform

Sarasota, Florida, June 3, 2010  — Sunovia™ Energy Technologies, Inc. (OTC BB: SUNV)(“Sunovia”), a clean-tech company specializing in solar technology and LED lighting, announced today that it is currently in a dispute with EPIR Technologies, Inc. (“EPIR”), which may ultimately require that Sunovia commence litigation against EPIR.

According to Sunovia’s Chairman and CEO, Carl Smith, “We have notified EPIR that it is in breach of our agreement and submitted a formal request to EPIR, as a shareholder of EPIR, to deliver certain corporate and financial records.  No lawsuit has been filed by either company but our management has grown concerned that it may be required to commence litigation. We will, however, continue to seek an amicable solution to these issues.”

Mr. Smith added, “Sunovia and EPIR established and agreed upon timeframes, in writing and signed by both companies, that required EPIR to deliver a 1MW to 3MW pilot production facility in early 2010 for solar CPV Cadmium Telluride wafers.  This date was not met by EPIR.  In addition, we requested comprehensive financial records from EPIR. We believe we need these records for financial reporting purposes and that the records should be made available to us as a shareholder of EPIR and under the agreements between the companies. EPIR has disputed our assertions but indicated that it remains willing to attempt to resolve our differences.”

“Sunovia has provided more than $11 million in cash and equity to EPIR, and we have notified EPIR that all further capital payments to EPIR under our agreements will be suspended until this dispute is resolved.  In order to further pursue this matter, we have engaged Funkhouser Vegosen Liebman & Dunn Ltd., a Chicago based law firm, as special counsel.”

Mr. Smith ended by saying that, “We continue to develop the CPV solar system and we are already in negotiations to insure that we will be able to secure a replacement solar wafer component for our solar CPV system from an alternate provider should EPIR fail to fulfill its obligations.  We are working diligently to ensure that we remain on schedule  for our solar system deployment and we fully expect to commence with initial installations of the new system on schedule.”

About Sunovia Energy Technologies, Inc.

Sunovia Energy Technologies is a Sarasota, Florida based clean-tech company that develops and markets products within the LED lighting and solar markets that reduce carbon emissions, promote national security and preserve the environment.

Sunovia’s LED lighting technologies have the highest Energy Star® Fitted Target Efficiency (FTE) ratings in the industry, and are among the most cost and energy-efficient in the world.  The products are marketed under the brand name EvoLucia®.
More information about Sunovia is available in Sunovia’s Securities and Exchange filings at www.sec.gov, or at the company’s Web sites, www.sunoviaenergy.com and www.evolucialighting.com.

The Sunovia(TM) logo is a registered service mark of Sunovia Energy Technologies, Inc. in the United States and/or other countries. Sunovia Energy products and services and EvoLucia(R) products and services are provided by Sunovia Energy Technologies, Inc.

Forward-Looking Statement

Some of the statements made by Sunovia in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Sunovia believes that its primary risk factors include, but are not limited to: development and maintenance of strategic acquisitions; domestic and international acceptance of our product lines; defending our intellectual property and proprietary rights; development of new products and services that meet customer demands and generate acceptable margins; successfully completing commercial testing of new technologies and systems to support new products and services; and attracting and retaining qualified management and other personnel. Additional information concerning these and other important factors can be found within Sunovia’s filings with the Securities and Exchange Commission. Statements in this press release should be evaluated in light of these important factors.

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